CYOP Systems Announces New CFO; Experienced Financial Veteran to Aid in Building Growth

2006-01-17 09:15 ET - News Release

LOS ANGELES -- (Business Wire) -- Jan. 17, 2006
Company Website: http://www.cyop.org

     CYOP Systems International Inc. (OTCBB:CYOS), a provider of online gaming software and operator of games portals, is pleased to announce that Mr. Canon Bryan has joined the Company as its new Chief Financial Officer effective immediately.
     Mr. Bryan has 12 years experience as a financial officer with mining and biotechnology companies and financial institutions that are publicly-listed in Canada, the United States and Europe.
     He has held senior positions with public and private companies, including Senior Financial Analyst of Lasik Vision Corporation, a Vancouver Stock Exchange-listed company that became the world's largest provider of laser refractive surgical services during his tenure.
     He served on the board of directors, and as Chairman of the Audit Committee, for Global Media Corporation, a NASDAQ-listed company. Mr. Bryan is also an officer of Uranium Energy Corp, a NASDAQ Over-The-Counter-listed company, and was fundamental in its transition into a publicly-listed company.
     Mitch White, CEO of CYOP Systems International Inc., stated, "Canon is a seasoned executive in the financial industry who has positioned many new ventures from start-up and growth into profitability. With over 12 years of domestic and international experience in the roles of finance, business development and management, he will be a great asset as we move forward with our software licensing and operations."

     About CYOP

     CYOP is a provider of multimedia transactional technology solutions and services for the entertainment industry and a developer of online games, poker, and bingo. The Company's range of products and services include financial transaction platforms for on-line video games, licensed online gaming software, gaming websites, poker portals and integrated e-commerce transaction technology for on-line merchants. Its cross platform of brands includes flash casino games, downloadable casino games, sports betting software and skill games.

     For more information please visit www.cyopsystems.com.

     This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act of 1934 and the provisions of the Private Securities Litigation Reform Act of 1995 and is subject to safe harbor created by these sections. Actual results may differ materially due to a number of risks, including, but not limited to, technological and operational challenges, needs for additional capital, risks associated with market acceptance and technological changes, risks associated with dependence on software providers, and risks associated with competition.

     Play Games. Win Games. Make Money. (TM)

Contacts:

CYOP Systems International Inc.
Scott Carley, 310-691-2585
ir@cyop.org